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EXHIBIT 99.02

FOR IMMEDIATE RELEASE                                         SEPTEMBER 20, 1999

           GST ESTIMATES REDUCED LOSSES PER SHARE OF ($.10) TO ($.20)
     DUE TO RECEIPT OF $30 MILLION GLOBAL LIGHT SETTLEMENT AND OTHER FACTORS
                FOR THE THIRD QUARTER ENDING SEPTEMBER 30, 1999

(VANCOUVER, Wash.) GST Telecommunications Inc., (NASDAQ: GSTX) announced today that it expects to report a loss for the quarter ending September 30, 1999 estimated to range from ($.10) to ($.20) per share including the $30 million settlement from Global Light that GST received in the quarter, and estimated to range from ($.90) to ($1.00) per share excluding the Global settlement.

Total revenues, which are expected to range from $90 to $95 million for the quarter ending September 30, 1999, consist of construction revenues, estimated to range from $39 to $42 million, services revenues estimated to range from $50 to $52 million, and product revenues estimated to range from $1 to $1.5 million. The Company estimates adjusted EBITDA (EBITDA before Y2K and litigation costs) for the quarter ending September 30, 1999 to range from $9 to $11 million.

Factors which positively impacted the Company's performance in the quarter are expected to include the $30 million Global Light settlement and the impact of the successful divestiture of the Company's Guam and GST Home properties announced in the second quarter. Such divestitures resulted in lower revenues for the quarter while improving adjusted EBITDA. Revenues were adversely affected by construction delays which shift the recognition of revenue derived from construction, facility sales, and other into subsequent periods as well as reduced revenue from stand-alone long distance and off-net wholesale private line services.

"We see continued strong demand for our local, data, and broadband services and are very optimistic about our future business prospects" stated Joe Basile, president and chief executive officer of GST. Basile added, "We believe our strategy of focusing on value-added integrated services offered on our network is working and we anticipate continuing to make progress on divesting our non-core assets."

GST Telecommunications, Inc., an Integrated Communications Provider (ICP) headquartered in Vancouver, Wash., provides a broad range of integrated telecommunications products and services including enhanced data and Internet services and comprehensive voice services throughout the United States, with a significant market presence in California and the West. Facilities-based GST continues to focus on its western regional strategy by anchoring its next generation networks in local markets and connecting them via long haul fiber networks. Visit GST's Web site at www.gstcorp.com.

The Company does not generally intend to issue operating estimates prior to closing and internal financial reporting of its fiscal quarters irrespective of the Company's general operating performance during the quarter.

This release contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the forward looking statements made here. Factors which may affect actual results include the success of the Company's strategic focus, competition, divestiture of its remaining non-core assets, and further delays in the recognition of construction revenue. Additional factors which may affect actual results are contained in the Company's filings with the SEC, including the report on Form 10-K for the period ended December 31, 1998. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

For more information, please contact:
GST Telecommunications, Steve Kuyatt or Lisa Miles:           (800) 667-4366